EXHIBIT 10.57.5

FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this

“Fourth Amendment”) is made as of the 17th day of February, 2020 (the “Amendment Date”) by and among CENTRAL PA EQUITIES 17, LLC, a Pennsylvania limited liability company (“HIS York South Seller”), CENTRAL PA EQUITIES 19, LLC, a Pennsylvania limited liability company (“H2S York Seller”), SPRINGWOOD – FHP LP, a Pennsylvania limited partnership (“FIS Hershey Seller”, together with HIS York South Seller and H2S York Seller herein referred to collectively and individually, as the context so requires, as “Seller”), and LODGING FUND REIT III OP, LP, a Delaware limited partnership (the “Buyer”).

WHEREAS, Buyer and Seller entered into that certain Agreement of Purchase and Sale dated November 22, 2019, as amended by the First Amendment dated January 13, 2020 and as amended by the Second Amendment dated January 31, 2020, and as amended by the Third Amendment dated February 10, 2020 to Agreement of Purchase and Sale (together, the “Agreement”) for the purchase and sale of three (3) hotels, namely the Hampton Inn York South hotel in York, PA (“HIS York South Hotel”), the Home2 Suites York hotel in York, PA (“H2S York Hotel”) and the Fairfield Inn & Suites Hershey Chocolate Avenue hotel in Hershey, PA (“FIS Hershey Hotel”, together with HIS York South Hotel and H2S York Hotel herein referred to collectively and individually, as the context so requires, the “Property”);

WHEREAS, Buyer intends this Fourth Amendment to its unconditional Satisfaction Notice in accordance with Section 7.1(a);

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Capitalization. All capitalized terms used herein will have the meanings ascribed to those terms in the Agreement, unless otherwise specified herein.

2.Satisfaction Notice. The parties acknowledge and agree that this Fourth Amendment shall serve as Buyer’s Satisfaction Notice pursuant to Section 7.1(a) of the Agreement.

3.Purchase Price. The first sentence of Section 2.2(a) shall read as follows:

“(a)Consideration. The consideration for the purchase of the Assets shall be Forty-Six Million Eight Hundred Seventy-Five Thousand and no/100 ($46,875,000.00) (the “Purchase Price”).

4.Deposit. The last sentence in Section 2.3 shall read as follows:

“The Deposit will be held in escrow, and shall be evenly applied among each Asset at such Asset’s respective Closing.”

5.Closing Date. Section 2.4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

"(a) Closing Date. Unless this Agreement is terminated upon the express terms herein, the closing of the sale and purchase of the Assets or an individual Asset (as the context may require, a "Closing" or the "Closings") must take place in the following sequence: (1) first, the FIS Hershey Hotel; (2) second, the H2S York Hotel; and (3) third, the HIS York South Hotel. Buyer shall provide Seller written notice of Buyer's intent to close on the individual Hotels no later than ten (10) days prior to each intended Closing date (each a "Closing Date Notice"). Unless this Agreement is earlier terminated as expressly set forth herein, Buyer and Seller acknowledge and agree on the following: (a) the FIS Hershey Hotel Closing shall occur no later than April 2, 2020; (b) the H2S York Hotel Closing shall occur no later than June 1, 2020, however, if the H2S York Hotel closes before May 18, 2020, Buyer shall receive a Twenty-Five Thousand Dollar ($25,000) credit, applied to purchase price of the H2S York; and (c) the HIS York Hotel Closing shall occur no later than July 31, 2020, however, if the HIS York Hotel Closing occurs before July 2, 2020, the Buyer shall receive a Twenty Five Thousand Dollar ($25,000) credit, applied to the purchase price of the HIS York Hotel. For the avoidance of doubt, any reference to the purchase price increase to compensate Seller for costs, fees, or charges in connection with the mortgage interest of the FIS Hershey Hotel is hereby deleted.”

6.Purchase Price Allocation.  Schedule A-4 of the Agreement is hereby deleted in its entirety and replaced with Schedule A-4 (“Purchase Price Allocation”) attached hereto and incorporated herein.

7.Ongoing Management Agreement. Seller and Buyer acknowledge and agree that the Ongoing Management Agreement contemplated by Section 14.27 of the Agreement has been agreed upon by the parties in substantially the same form as Exhibit A, subject to customary administrative updates (e.g. hotel names, addresses, franchisors) including a complete Exhibit D, attached hereto (the “Final Management Agreement”) and that such Final Management Agreement will be executed at each Closing. Notwithstanding the immediately preceding sentence to the contrary, the parties acknowledge and agree that: (i) the Section 3-05 Audit requirements set forth in Schedule 3.5 of the Agreement shall be inserted into the Final Management Agreement in substantially the same form as the language included in Schedule 3.5 of the Agreement; provided, however that all references to “Seller” in such schedule shall be revised to be the “Operator” (as such term is defined in the Final Management Agreement), and (ii) Parties will continue, in good faith, to negotiate or update the terms required by Section 12.1, as applicable or advisable until the Closing Date; in the event parties have not agreed within 24-hours of the first Closing Date, then Buyer shall obtain and bind insurance in both coverage and policy limits suitable to Buyer.

8.Conflict; Counterparts. In the event of any conflict between the terms of this Amendment and the Agreement, this Amendment shall control. This Amendment may be executed in multiple counterparts via facsimile or email in .PDF format, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Amendment.

9.Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, administrators and assigns.

10.Ratification. Except as set forth above, the terms of the Agreement are hereby ratified and confirmed in their entirety.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Fourth Amendment has been duly executed by the patties hereto as of the day and year first above written.

CENTRAL PA EQUITIES 17, LLC,

a Pennsylvania limited liability company

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

CENTRAL PA EQUITIES 19, LLC,

a Pennsylvania limited liability company

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

SPRINGWOOD – FHP LP,

a Pennsylvania limited partnership

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

[BUYER'S SIGNATURE PAGE TO FOLLOW]

BUYER:

LODGING FUND REIT III OP, LP

A Delaware limited partnership

By: Lodging Fund REIT Ill, Inc. Its: General Partner

By: /s/ David R. Durell

Name: David R. Durell

Title: Chief Acquisition Officer

SCHEDULE A-4

Purchase Price Allocation Asset Allocations

Asset	Purchase Price
HIS York South Hotel	$12,625,000.00
H2S York Hotel	$14,225,000.00
FIS Hershey Hotel	$20,025,000.00
Total	$46,875,000.00

Sch. A-4

Exhibit A

Ongoing Management Agreement

[Attached behind.]

HOTEL MANAGEMENT AGREEMENT

LF3

TRS, LLC

[Hotel address]

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

Page
EXHIBITS

EXHIBIT A	Centralized Services
EXHIBIT B	EBITDA Projections; Calculation of Incentive Fee
EXHIBIT C	Insurance Requirements
EXHIBIT D	Competitive Set
EXHIBIT E	Certain Definitions

v

HOTEL MANAGEMENT AGREEMENT HOTEL NAME

THIS HOTEL MANAGEMENT AGREEMENT (this "Agreement"), made effective as of [DATE], 2020 (the "Commencement Date"), is entered into between LF3  TRS, LLC, a Delaware limited liability company ("Owner"), and SPRINGWOOD HOSPITALITY, LLC, a [STATE NAME] limited liability company ("Operator").

RECITALS

A.Owner owns the hotel known as the [NICK NAME OF HOTEL] located at [LOCATION] (the "Hotel"); and

B.[Owner has entered into a Franchise Agreement (the "Franchise Agreement"), dated as of [FA DATE], with [NAME OF FRANCHISOR] ("Franchisor") under which Owner is licensed to operate the Hotel as a [BRAND NAME], or similarly situated brand (the "Brand");] and

C.Owner desires to engage Operator to manage and operate the Hotel, and Operator has agreed to manage and operate the Hotel, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, Owner and Operator agree as follows:

ARTICLE I

THE HOTEL

1.1Hotel Description

Owner and Operator acknowledge that the Hotel consists of and contains:

A.That certain real property (the "Land") located at the address shown in Recital A above, and improvements thereon with [] guest rooms and other facilities together with any outdoor parking areas, retail spaces and other facilities located on the Land (the "Building") or otherwise used by the Hotel;

B.Mechanical systems and built-in installations (the "Installations") of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators, and built-in laundry, refrigeration and kitchen equipment;

C.Furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles (the "FF&E");

D.Chinaware, glassware, silverware, linens, and other items of a similar nature (the "Operating Equipment"); and

1

E.Stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage (the "Operating Supplies").

ARTICLE II

TERM

2.1Initial and Renewal Terms

This Agreement shall have a term commencing on the Commencement Date and expiring on the date (as the same may be extended in accordance with the provisions of this Agreement, the "Expiration Date") which is the fifth (5th) anniversary of the later of (a) the Commencement Date, or (b) the date the Hotel opens for business to the public, unless sooner terminated in accordance with the provisions of this Agreement or unless extended by the written agreement of Owner and Operator (the "Initial Term"). Subject to the earlier termination of this Agreement pursuant to the terms of this Agreement, this Agreement shall, upon mutual consent of Operator and Owner, be extended for up to two (2) additional consecutive five (5) year renewal terms (each a "Renewal Term", and together with the Initial Term and all prior Renewal Terms, the "Term") (each such Renewal Term to commence on the day immediately following the last day of the then expiring term) unless Owner or Operator provides a written notice of non-renewal to the other party ("Non- Renewal Notice") at least sixty (60) days prior to the last day of the then-expiring Term.

ARTICLE III

GENERAL SERVICES BY OPERATOR

3.1Scope of Services

During the Term, Operator, for the account of Owner, shall in accordance with the applicable provisions of this Agreement, and only to the extent Owner has provided sufficient funds therefor, either through Hotel operations or directly from Owner:

A.Recruit, train, direct, supervise, employ and dismiss on-site staff (the "Hotel Employees") necessary for the operation of the Hotel;

B.Establish all prices, rates and charges for guest rooms, meeting rooms, commercial space (including stores, office space and lobby space), food, beverage, and other salable or rentable items comprising the Hotel and its business;

C.Implement advertising, marketing, promotion, publicity and other similar programs for the Hotel;

D.(i) Negotiate and enter into leases, licenses and concession agreements (collectively, the "Leases") for stores, office space and lobby space at the Hotel, collect the rent under the Leases and otherwise administer the Leases; provided, however, that all Leases require Owner’s prior written approval which may be withheld and (ii) negotiate and enter into contracts for the provision of goods and services required in the ordinary course of business in operating the Hotel;

provided, however, without Owner's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Operator shall not enter into any contract for the provision of goods and services to the Hotel unless the same is (1) terminable upon not more than thirty (30) days' notice without penalty, or (2) is provided for in the applicable Budget, or (3) requires an annual (calculated in the aggregate) payment of less than $6000;

E.Apply for, process and take all necessary steps, as determined by Operator, to procure and keep in effect in Owner's name (or, if required by the licensing authority, in Operator's name, or a third party tenant's name, or any or all of the foregoing) all licenses and permits required for the operation of the Hotel;

F.Purchase all FF&E, Operating Equipment and Operating Supplies reasonably necessary for the operation of the Hotel,; provided, however, that any such single purchases exceeding $2,500 require Owner’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; Establish and revise, as necessary, administrative policies and procedures including, without limitation, policies and procedures for the control of revenue and expenditures, for the purchase of Operating Equipment, Operating Supplies and services, for the control of credit, and for the scheduling of maintenance.

G.Provide routine accounting services in accordance with the "Uniform System of Accounts" (Eleventh Revised Edition 2014, as further revised from time to time), as adopted by the American Hotel and Motel Association of the United States and Canada (the "Uniform System") and purchasing services as required in the ordinary course of business;

H.Comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions, so long as Owner promptly delivers to Operator any notice of violation thereof received by Owner;

I.Cause all ordinary repairs and maintenance to the Hotel, of which Operator is aware, to be made and conducted; provided, however, that any repairs that are structural in nature, or cost more than $6,000 require Owner’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed;

J.Provide project management services on Owner's behalf in connection with capital improvements to the Hotel, or the renovation and refurbishment of the Hotel, provided that all such capital improvements shall be funded from the FF&E Reserve Account (as hereinafter defined) or by Owner in accordance with the applicable approved Budgets;

K.Subject to Section 3.3 below, operate the Hotel in accordance with the Franchise Agreement, as it may be amended or replaced at any time during the Term, and any mortgage or deed of trust encumbering the Land (the "Mortgage"), and any covenants, conditions and restrictions encumbering the Land as of the date of this Agreement (the "Encumbrances") (collectively, the Franchise Agreement, the Mortgage and the Encumbrances, the "Major Agreements");

L.Prepare and deliver to Owner any Budgets and such other information as required by this Agreement;

M.Procure and maintain insurance in accordance with ARTICLE XII;

N.Open and maintain the Operating Account and the FF&E Reserve Account as required by this Agreement;

O.Retain legal counsel and such other professionals, consultants, and specialists (collectively the “Counsel”) as Operator deems necessary in connection with the management of the Hotel, the cost of which shall be an Operating Expense; provided, however, (i) Operator shall not expend more than $1,500 per occurrence with respect to such fees and expenses without the prior written consent of Owner,

(ii) Owner receives written notice explaining the circumstances for the retention of the Counsel, and (iii) Owner provides written approval of the retention such counsel, whereby consent may unreasonably withheld, so long Owner provides adequate Counsel to the expectation explained in Manager’s notice;

P.Provide such other services as are required under the terms of this Agreement.

3.2Reimbursements of Transition Expenses

Owner and Operator shall both utilize the M3 hospitality accounting and analytics software. Operator shall be reimbursed by Owner for any out-of-pocket expenses and disbursements incurred by Operator during or in connection with any switch to a software system other than M3 or material changes in reports or chart of accounts within the M3 system. Operator shall maintain and provide to Owner invoices or other evidence supporting such charges.

3.3Major Agreements

Operator covenants it will comply with the material terms of all Major Agreement, so long as complete and accurate copies of the Major Agreements, have been delivered to Operator sufficiently in advance of the Commencement Date to allow Operator to review the terms of such Major Agreements.

3.4Independent Contractor Status

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator, or be construed to appoint or constitute Operator as an agent of Owner for any purpose, or be construed to create a lease by Operator of the Hotel or its facilities. Except as otherwise provided in this Agreement, including without limitation the provisions of Article XX hereof, (a) unless Operator exceeds its authority or acts not in accordance with the approved Budgets, all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only, and (b) unless Operator acts grossly negligent, with reckless disregard, fraudulently or in bad faith or commits intentional misrepresentations or acts not in accordance with the approved Budgets, Operator shall not be liable for any such obligations by reason of its management supervision, direction and operation of the Hotel for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Owner in the operation and management of the Hotel only. To the extent that any fiduciary or other duties may be implied as a result of the relationship of the parties under this Agreement, the parties disclaim any such implied duties and agree that: (a) Operator shall have no duties that are inconsistent with, or would have the effect of expanding, modifying, limiting or restricting any of the express terms of this Agreement, (b) the express terms of this Agreement shall control the duties of Operator hereunder,

(c) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency, and (d) any liability of the parties shall be based solely on principles of contract law and the express terms of this Agreement. The parties further acknowledge and agree that for the purposes of determining the nature and scope of any fiduciary duties of Operator under this Agreement, the terms of this Agreement, and the duties and obligations set forth herein, are intended to satisfy all such fiduciary duties that may exist as a result of the relationship between the parties, including all duties of loyalty, good faith, fair dealing and full disclosure, and any other duty deemed to exist under the common law principles of agency or otherwise (other than the duty of good faith and fair dealing implied under general contract principles, independent of the common law principles of agency). Accordingly, notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under applicable law, the parties hereby unconditionally and irrevocably waive and disclaim any power or right such party may have to claim any punitive, exemplary, treble, incidental or consequential damages for any breach of fiduciary duties.

3.5Standard of Care and Disclaimer of Fiduciary Duty

Operator shall operate the Hotel in a reasonably prudent and efficient manner as is common among operators managing similar properties in the same geographic area that the Hotel is in, in the same industry. Both Owner and Operator agree that, to the extent allowable under applicable law, neither Operator, nor any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives, shall owe any fiduciary duty to Owner in the operation of the Hotel. Operator shall not, in the performance of its obligations under this Agreement, be liable to Owner or to any other Person for any act or omission (whether negligent, tortious or otherwise) of Operator or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives, except only to the extent such liabilities, obligations, claims, costs and expenses arise out of or are caused by the willful misconduct (including fraud or the willful breach of this Agreement), gross negligence or bad faith of Operator or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives.

3.6Third Party Undertaking Management Functions

Operator may, upon consulting Owner, delegate to third parties certain management functions. All such delegation shall require Owner's approval.

ARTICLE IV

GENERAL OPERATION OF THE HOTEL

4.1Exclusive Operator of Hotel

Owner hereby engages Operator as the exclusive operator of the Hotel during the Term, and Operator hereby accepts such engagement. Subject to the terms of this Agreement and the Owner’s approval of the applicable Budget, Operator shall have control and discretion in the operation, direction, management and supervision of the Hotel. Such control and discretion of Operator shall include, without limitation, the determination of credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, food and beverage policies, employee wages, benefits and severance policies, entertainment policies, leasing, licensing and granting of concessions for commercial space at the Hotel (subject to Section 3.1C above), and all phases of advertising, promotion and publicity relating to the Hotel.

4.2Manner of Operations

Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of other hotels operated by Operator under the Brand in markets similar to the Hotel, to the extent consistent with the Budget and the Hotel's facilities, for so long as the Hotel remains under the Brand. If the Hotel is not operated under the Brand, then Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of similar hotels by Operator in the geographic area of the Hotel to the extent consistent with the Budget and the Hotel's facilities.

4.3Consultation with Owner

Operator will be available to consult with and advise Owner, at Owner's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotels. Operator, including any Hotel Employee, will participate in conferences with Owner at any reasonable frequency and duration as Owner requires.

4.4Hiring of General Manager

Prior to hiring any general manager for the Hotel ("General Manager"), Operator will deliver the résumé of such proposed General Manager to Owner, and Owner shall have a period not to exceed seven (7) business days from and after delivery of such résumé to Owner to interview such General Manager, and consent to proposed General Manager’s hiring; if Owner does not object to the General Manager’s résumé within seven (7) business days after delivery, then Owner’s consent is deemed granted.

ARTICLE V

HOTEL EMPLOYEES

5.1Hotel Employees and Contractors

All Hotel Employees shall be employees of Operator, an Affiliate of Operator, or a professional employer organization ("PEO") engaged by Operator. Subjet to the approved Budget, and any limitations of a Major Agreement, Operator may, as deemed reasonably necessary by Operator, utilize shared employees and shared positions across multiple hotels owned by the same or different owners, or may assign employees of Operator, an Affiliate of Operator or PEO temporarily, part-time or on a shared basis to perform services at the Hotel or from a remote location, including Operator's home office; and the allocable portion of such temporary, part-time shared employee's salary (including employee benefits and all applicable employer taxes as well as any federal, state or local taxes imposed upon Operator for such reimbursement) while performing services for the Hotel, then actual expenses incurred by such employee in traveling to and from the Hotel (limited to $600 for reasonable travel expenses), will be reimbursed to Operator by Owner, or to the owner of the hotel from which the employee is being shared, including any federal, state or local taxes imposed upon Operator for such reimbursement, as an Operating Expense, and such employee will be entitled to complimentary lodging, food and beverages, and parking and other amenities, and use of Hotel facilities while performing such services away from the employee's home hotel. Subject to the Budgets, Operator shall have absolute discretion to hire, fire, promote, supervise, direct and train all employees at the Hotel, to reasonably fix their compensation and benefits, subject to market rates in similar geographic areas and job descriptions, and generally to establish and maintain all policies relating to employment and employment benefits. All costs of every kind and nature pertaining to all employees at the Hotel arising out of the employer-employee relationship, including, without limitation, salaries, benefits (including vacation, sick and personal days and accruals at the accrual rate established by Operator), bonuses, relocation cost for Director of Sales and the General Manager, reasonable employment-related legal costs, employee taxes, costs incurred in connection with governmental laws and regulations and insurance rules, and such other expenses as Operator, in its reasonable discretion, may deem appropriate (e.g., costs of defense of employees charged with a crime in connection with the performance of their duties at the Hotel and costs of defending claims brought by Hotel employees against Owner, Operator or the Hotel) shall be an Operating Expense, and, absent a legal determination that the Operator acted with willful misconduct or grossly negligent, Owner shall reimburse, indemnify, defend, and hold harmless Operator from all costs, expenses, fees (including, without limitation, attorney's fees), costs, liabilities and claims incurred in connection therewith.

5.2Benefit Plan

Operator may, to the extent consistent with the Budget, enroll the Hotel Employees in retirement, health and welfare employees benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator. Such plans may be joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or its affiliates. Subject (except as set forth below) to the Budgets, employer contributions to such plans (including without limitation, but not subject to the Budgets, any withdraw liability incurred upon termination of this Agreement) and reasonable administrative fees which Operator may expend in connection therewith, shall be responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan. Owner hereby acknowledges and agrees that compliance with the provisions of Worker Adjustment and Retraining Notification. Act and/or similar state or local laws (together with all rules and regulations promulgated thereunder and including, without limitation, any such state or local laws, the "WARN Act") upon any disposition of the Hotel, upon any termination of this Agreement or upon the occurrence of any other event outside the normal course of operation giving rise to the application of the WARN Act, is the responsibility and obligation of Owner, and Owner hereby agrees to reimburse, indemnify, defend, and hold harmless Operator from all costs, expenses, fees (including, without limitation, reasonable attorney's fees), costs, liabilities and claims incurred in connection therewith which Operator may incur arising out of or in connection with any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence. For the avoidance of doubt, if Operator identifies a violation, or a violation that is imminent of the WARN Act, Operator will immediately provide written notice to Owner prior to incurring any costs as described herein.

5.3Lodging for Operator’s Employees

Operator, in its discretion, may (i) on an as-available basis provide lodging for Operator's key employees visiting the Hotel in connection with the performance of Operator's services and allow them the use Hotel facilities and (ii) subject to the Budget, provide such General Manager of the Hotel temporary living quarters within the Hotel, and the use of all Hotel facilities, in either case at a discounted price or without charge and not to exceed thirty (30) days.

5.4Employment Laws

Operator shall not be liable for any failure of the Hotel to comply prior to the Commencement Date with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disability Act, of 1990, 29 U.S.C. §706, 42

U.S.C. §12101 et seq., the Employee Retirement Income Security of 1974, 29 U.S.C. §301, et seq., the Equal Pay Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (collectively, as amended from time to time, and together with any similar laws now or hereafter enacted, the "Employment Laws").

5.5Employment Policy

Operator shall from time to time develop and implement policies, procedures and programs for the Hotel (collectively, the "Employment Policies") reasonably designed to affect compliance with the Employment Laws. The Employment Policies shall be consistent with industry standards from time to time for reputable hotel management companies. Owner acknowledges and agrees that Operator shall have the right to institute severance payment policies for the Hotel Employees so long as such policies are reasonable and customary in the industry; notwithstanding the foregoing, any Employment Policy desired by Operator that materially increases costs associated with the approved Budget must then be approved by Owner.

5.6Collective Bargaining Agreements

Each party represents, at the time of entering into this Agreement, that neither such party nor any of its affiliates or related entities has entered into any agreement with a labor organization that has the purpose or effect of requiring Operator to waive any rights under the National Labor Relations Act with respect to the employees at the Hotel, including but not limited to, any neutrality and/or card check recognition agreement. Neither party shall execute any agreement with a labor organization or agree to any labor contract provision that would impact the other party, including any type of card-check neutrality, without the express prior written consent of the other party. If either party is notified of collective bargaining or labor union activity which may affect the Hotel, such party will notify the other party within three (3) business days of receipt thereof. Operator shall negotiate with any labor unions representing any employees at the Hotel or otherwise affecting the Hotel and any collective bargaining agreement or labor contract will be executed by Operator, or an affiliate of Operator, as the employer. Owner agrees to comply with all applicable obligations under any such Operator-approved collective bargaining agreement, the cost of which shall be an Operating Expense. Operator shall not have any obligations or liabilities under any collective bargaining agreement as a result of the termination of this Agreement including, without limitation, any obligation to fund any portion of an unfunded pension liability. All such liabilities and obligations shall be the liabilities and obligation of the Owner or replacement manager.

ARTICLE VI PROVISION OF FUNDS

6.1Available Funds for Operations

In performing its services under this Agreement, Operator shall act solely for the account of Owner. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to a lack of available funds from the operation of this Hotel or as otherwise provided by Owner.

6.2No Advance of Funds

Operator shall in no event be required (i) to advance any of its funds (whether by waiver or deferral of its management fees or otherwise) for the operation of the Hotel or (ii) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability.

ARTICLE VII

CENTRALIZED SERVICES; MULTI-PROPERTY PROGRAMS; NETWORKING SERVICES

7.1Centralized Services

Operator shall provide or cause its affiliated companies to provide for the Hotel and its guests the full benefit of any reservations system hereafter established by Operator or its affiliates (if such reservations systems do not violate the provisions of the Franchise Agreement) and provide, or cause its affiliated companies to provide, centralized accounting services, IT services, purchasing services, revenue management services, sale and marketing services, training, satisfaction surveys, and/or other centralized services as may be made available generally to similar properties managed by Operator from time to time (individually and collectively, "Centralized Services"). The Centralized Services currently provided by Operator are described in Exhibit A attached hereto. The cost of Centralized Services shall be (i) provided and invoiced in amounts according to the approved Budgets, (ii) reasonably allocated to the Hotel on an equitable basis with all other hotels utilizing the Centralized Services of Operator or its affiliates in a manner that does not unreasonably favor other hotels managed by Operator over the Hotel, and (iii) reimbursed to Operator on a cost reimbursement basis, which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Operator and its affiliates, costs of all equipment employed in the provision of such services, and a reasonable charge for additional overhead of Operator or its affiliates. Operator agrees that, with respect to any new Centralized Services offered by Operator in the future, the cost of such services shall be established on an equitable basis among all hotels utilizing the Centralized Services.

7.2Multi-property Programs

Owner acknowledges and agrees that Operator may in Operator's discretion enter into certain purchasing, maintenance, service or other contracts with respect to the operation of the Hotel and other hotels operated by Operator (collectively, "Multi-Property Programs" pursuant to which Operator or affiliates of Operator may receive rebates, discounts, cash or other incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic considerations (collectively, "Operator Rebates") from the vendors or suppliers of goods or services provided under such Multi-Property Programs. Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Multi-Property Programs Operator currently makes available to properties which it operates and (ii) (a) the Hotel is likely to receive substantial benefit from its participation in such Multi-Property Programs which the Hotel could not obtain on its own and for which Operator is not adequately compensated by its Base Fee and Incentive Fee, (b) any and all Operator Rebates are the sole property of Operator and not Owner, and (c) the receipt by Operator of any Operator Rebates does not breach any fiduciary or other duty which Operator may have to Owner. Notwithstanding the foregoing, Operator hereby covenants to Owner that the terms of any Multi-Property Programs in which the Hotel participates, when taken as a whole, shall not be materially less favorable to the Hotel than the prevailing terms of contracts to provide similar goods or services on a single-property basis obtainable on a commercially reasonable basis from unrelated parties in the area of the Hotel, and Owner may elect to require use of its own or an affiliate’s Multi-Property Programs.

7.3Networking Services

Operator shall have the right to install and use Operator's networking services (the "Network") and associated software at the Hotel throughout the Term which will be compatible with Owner’s current software and/or information will be delivered to Owner in a format compatible with its current software. The Network installation and connectivity charges and associated software license fees shall be determined in an equitable manner by Operator, shall be subject to the reasonable approval of Owner, shall be an Operating Expense, and shall be paid or reimbursed to Operator out of the Operating Account, or if the funds therein are insufficient, by Owner. Owner acknowledges that, as of the date hereof, such charges and fees are approximately

$15 per user per month and agrees that such charge is reasonable and approved.

ARTICLE VIII

WORKING CAPITAL AND BANK ACCOUNTS

8.1Working Capital

Prior to the Commencement Date, Owner will fund the Operating Account with a commercially reasonable amount of initial working capital for the Hotel, for use during the transition of management to Operator's management of the Hotel. Thereafter, Owner shall at all times provide, either from Total Revenues or from other funds of Owner, funds sufficient in amount, in the good faith business judgment of Operator (as identified in an applicable cash flow forecast pursuant to Section 9.2 below or in a supplement to such cash flow forecast), to constitute normal working capital for the uninterrupted and efficient operation of the Hotel, including without limitation funds sufficient to pay all Operating Expenses as and when due and operate, maintain and equip the Hotel for a period of two (2) months in accordance with all Major Agreements and to maintain the Hotel in a first-class physical condition ("Working Capital"). Working Capital for the first two (2) months of operation of the Hotel has been estimated at $100,000. Operator may adjust the total required Working Capital from time to time as required based upon changes in the Budgets. If at any time the funds in the Operating Account are less than the required Working Capital, Operator shall deliver written notice to Owner of the amount required to be deposited into the Operating Account, and Owner shall deposit such sum into the Operating Account within five (5) days of such written notice; provided that, Operator shall not to exceed three (3) requests per fiscal year.

8.2Operating and FF&E Account

All funds received by Operator in the operation of the Hotel, including Working Capital and other funds furnished by Owner from time to time as required under this Agreement, shall be deposited in an operating account held by Operator (the "Operating Account") in such federally insured bank, savings and loan or trust company as may be selected by Operator and reasonably approved by Owner. Any successor or substitute bank, savings and loan or trust company shall be selected in the same manner. From the Operating Account, but only to the extent of funds in the Operating Account, Operator shall pay Operating Expenses, Fixed Charges, debt service, capital costs and other amounts, if and to the extent the same are required to be paid by Operator on Owner's behalf under this Agreement. In addition to the Operating Account, an account shall be established by Operator at the same institution or another institution selected by Operator and reasonably approved by Owner for a reserve for replacements, substitutions, and additions to the FF&E or other capital improvements (the "FF&E Reserve Account").

8.3Internal Controls for Accounts

The Operating Account and (unless otherwise required by any Mortgage encumbering the Hotel) the FF&E Reserve Account shall be in the name of Operator for the account of Owner (and held in the EIN of Owner for IRS reporting purposes) and shall be under the control of Operator. Checks or other documents of withdrawal shall be signed only by representatives of Operator, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for such bonding or other insurance shall be an Operating Expense and paid from the Operating Account or by Owner to the extent insufficient funds exist in the Operating Account for the payment of such premiums. Upon the expiration or termination of this Agreement and once Operator has been paid all funds due to Operator under this Agreement, all remaining amounts in the Operating Account and the FF&E Reserve Account shall be transferred to Owner.

ARTICLE IX

BOOKS, RECORDS AND STATEMENTS; BUDGETS

9.1Accounting Procedures

Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel on an accrual basis and in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator's standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges under Article XL. Except for the books and records which may be kept in Operator's principal office or accounting office pursuant to the adoption of a central billing system or other centralized service, the books of account and all records relating to or reflecting the operation of the Hotel shall be kept at the Hotel, and such books of accounts and other records shall be available to Owner and its representatives at all reasonable times and upon reasonable prior written notices for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest record and front office records shall be property of Owner. Upon any termination of this Agreement, all such books and records shall be turned over to Owner to ensure the orderly continuation of the operation of the Hotel. All of such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of three (3) years. In the event Owner elects to resume its own internal auditing of the Hotel, Operator hereby agrees and acknowledges that it will provide Owner with access to any and all system as may reasonably be required for Owner to undertake such auditing, including but not limited to any accounting hardware or software or any property-based management hardware or software. Owner may elect to perform its own internal accounting with consent of Operator, which consent shall not be unreasonably withheld and subject further to the Owner and Operator agreeing in good faith to an amendment to this Agreement to provide for data migration and sharing of accounting information with Operator.

Operator is responsible, unless directed otherwise by Owner, to remit, pay and ensure compliance with all sales and lodging tax in accordance with all applicable local, county or state laws and regulations. All such taxes shall be an Operating Expense.

9.2Monthly Reports

Operator shall deliver to Owner within fifteen (15) days after the end of each month, the following items (collectively, the "Monthly Reports"):

A.A balance sheet prepared in accrual basis with all period-end balances reconciled as of the last day of such month;

B.A source and use of funds statement for such month;

C.A consolidated income and expense statement by department for such month;

D.Detailed departmental income and expense statements for such month;

E.Operator must comply with all financial statement audit requests of Owner within ten (10) business days of the request, including providing such items such as cash reconciliations, hotel ledger reports, payroll reports, prepaid schedules, inventory details, and other such items that support the income statement and balance sheet of the financial statements;

F.Such other monthly reports as Owner may reasonably request.

The Monthly Reports shall be prepared in accordance with GAAP using the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator's standard financial reporting and budgeting practices, and to the extent the Operator is unable to provide information to the Owner, the Owner shall charge the Operator for the time and effort the Owner must expel to ensure its annual financial statement audit is completed by the required deadline. Operator shall use systems and reports that function with Owner’s existing systems, including the delivery of all information, including Monthly Reports, in a format acceptable to Owner.

9.3Audited Financials

If desired by Owner or required by Owner's Mortgage lender, year-end financial statements for the Hotel (including a balance sheet, income statement and statement of sources and uses of funds) shall be audited by an independent certified public accountant selected by Owner subject to Operator's reasonable approval, the cost of which shall be an Owner expense and not an Operating Expense. Such accountant shall address any findings, reports or opinions that concern Operator's work under this Agreement to both Operator and Owner. Operator shall provide reasonable assistance with such accountant in the preparation of such statements. Year-end final financial statement will be delivered within twenty-one (21) days of the last day of Owner’s Fiscal Year.

9.4Annual Budgets

On or before November 1st of each Fiscal Year (or partial Fiscal Year) during the Term, Operator shall submit to Owner for the next Fiscal Year the following items (collectively, the "Budgets"):

A.An operating budget (the "Operating Budget") setting forth in reasonable line- item detail the projected income from and expenses of all aspects of the operations, direction, management, and supervision of the Hotel. The Owner shall have the right to approve the rates or anticipated occupancy. Any Operator proposed exceedances of the standards required by the Franchise Agreement that will materially increase the Operating Budget expenses shall require the consent of Owner;

B.A capital budget (the "Capital Budget") setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures. Any Operator proposed exceedances of the standards required by the Franchise Agreement that will materially increase the Capital Budget expenses shall require the consent of Owner; and

C.Such other reports or projections or meetings as Owner may reasonably request and to which Operator agrees.

The Budgets shall be prepared in accordance with GAAP using the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator's standard financial reporting and budgeting practices. Owner shall notify Operator in writing of its approval or disapproval of the Budgets not later than thirty (30) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budgets, Owner shall state in such notice the reasons therefor with reasonable specificity. Owner shall not disapprove any item in the Budgets that is reasonably necessary for the continued operation of the Hotel in accordance with the requirements of any of the Major Agreements and the operational standards set forth in this Agreement. In the event Owner fails to notify Operator in writing of its approval or disapproval of any Budgets on or before the expiration of such thirty (30) day approval period, then such Budgets shall be deemed approved by Owner.

9.5Resolution of Disputes over Budgets

If the Budgets (or any component of the Budgets) with respect to any Fiscal Year are disapproved by Owner in accordance with the provisions of this Agreement, then, until approval of the Budgets (or such components) by Owner, Operator, until the resolution of such dispute, shall cause the Hotel to be operated substantially in accordance with most recent approved Budgets, except for, or as modified by (a) those components of such Budgets for the applicable Fiscal Year approved by Owner; (b) expenses that are variable based on the utilization of the Hotel, to the extent required based upon the occupancy of the Hotel which shall be paid as required; and

(c) necessary expenses for the continued operation of the hotel in accordance with the Major Agreements, operational standards set forth in this Agreement, or in Operator's good faith judgment are necessary to protect the physical integrity or lawful operation of Hotel or the health or safety of its occupants; provided, however, that Operator shall promptly notify Owner of expenditures for such expenses.

9.6Deviations from the Budgets

Upon approval by Owner of a Budget, Operator shall use its good faith efforts to manage, operate and maintain the Hotel for the subsequent Fiscal Year in accordance with the Budget and attempt to adhere thereto, as nearly as practicable, on the condition that if Operator shall be unable, with the exercise of due diligence, and all commercially reasonable efforts to comply with the approved Budget, such inability shall not by itself constitute a default under this Agreement.

Operator shall be authorized to take appropriate remedial action without receiving Owner's prior consent (i) in an emergency threatening the Hotel, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Operator and/or Owner to civil or criminal liability, and Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any Laws. In such an event, Operator shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein.

9.7Approval for Capital Expenditures

Operator shall seek approval from Owner, which shall not be unreasonably withheld, conditioned or delayed, for any capital expense that is over $5,000 individually, or $20,000 in the aggregate in the Fiscal Year, unless such expense(s) are provided for in the applicable Operating Budget or Capital Budget.

ARTICLE X

MANAGEMENT FEES

AND PAYMENTS TO OPERATOR AND OWNER

10.1Base Fee

Operator shall be entitled to receive, on or before the 5th day of each month, commencing upon the Commencement Date and thereafter throughout the Term, for services rendered under this Agreement, a base management fee (the "Base Fee") equal to 3.0% of Total Revenues.

10.2Incentive Fee

In addition to the Base Fee and any other amounts due to Operator or its affiliates in accordance with this Agreement, Operator shall be entitled to receive an incentive management fee (the "Incentive Fee") in an amount equal to ten percent (10%) of the excess of Gross Operating Profit over the projected Gross Operating Profit as set forth in Exhibit B to this Agreement. "Gross Operating Profit" shall be as defined in the Uniform System. The Incentive Fee shall be paid quarterly on or before the 5th day of end of the calendar quarter based on the actual Gross Operating Profit through the end of the immediately preceding calendar quarter. Owner and Operator acknowledge and agree that the Incentive Fee is calculated on a cumulative basis over the course of an entire Fiscal Year, and that accordingly the total amount of the Incentive Fee payable to Operator for a particular Fiscal Year (calculated on a cumulative year-to-date basis) may vary upwards or downwards from quarter to quarter and is subject to ongoing reconciliations throughout each Fiscal Year. Any overpayment of Incentive Fees from time to time will be charged against the amount of Base Fee due in the next following month after the date of determination of the overpayment. In the event this Agreement terminates on any date other than December 31st of any calendar year, the Incentive Fee shall be prorated for the actual days which have expired in the calendar year in which the termination occurred. An example of the calculation of the Incentive Fee is set forth on Exhibit B attached hereto.

10.3Funds from Operating Account

On or before the twentieth (20th) day following the last day of each calendar month (or such other fiscal period as Owner and Operator may agree upon) of each Fiscal Year during the Term, after (a) payment of Operating Expenses (including, without limitation, Base Fee, Incentive Fee, Fixed Charges, deposits to the FF&E Reserve Account in accordance with Section 11.1) and, to the extent the same are to be paid by Operator under this Agreement, debt service, (b) any required payment to Operator pursuant to Section 10.7 below, and (c) retention of Working Capital sufficient in the reasonable opinion of Operator to assure the uninterrupted and efficient operation of the Hotel as required under Section 9.1 above and consistent with the cash flow forecast for the applicable period provided to Owner pursuant to Section 9.2 above, all remaining funds in the Operating Account shall be paid to Owner.

10.4Audit of Management Fees

At the end of each Fiscal Year and, if an audit is performed pursuant to Section 9.3 above, following receipt by Owner of such audit, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Base Fee and Incentive Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either

(a)place in the Operating Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Operating Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Base Fee and the Incentive Fee.

10.5Renovation Services

From time to time, the Hotel may require renovation to upgrade its facilities to remain competitive and for asset preservation. Subject to Owner's request and prior approval, Operator shall provide project management services to include setting a scope for design, materials and construction for such renovation, requesting multiple bids and securing agreements with contractors, supervising the work of contractors, and providing project accounting updates to Owner on a regular basis. Operator shall provide these services for a fee equal to 4.0% of the total cost of such renovations (the "Project Management Fee"), as and when such costs are incurred. If Owner elects to use an affiliate construction company, Operator will take all steps necessary and helpful to facilitate such renovations.

10.6Reimbursable Expenses

To the extent consistent with any applicable approved Budget, Owner shall be obligated to reimburse Operator for all travel lodging, meals, telephone, telecopy, postage, standard overnight courier charges, employee training and other expenses incurred by Operator which are reasonable and directly related to its performance of services under this Agreement ("Reimbursable Expenses").

ARTICLE XI FF&E RESERVE

11.1Establishing FF&E Reserve Account

During each Fiscal Year there shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Revenues or other funds provided by Owner an amount in accordance with the terms and amounts of the Owner’s lender or franchisor. The Owner may adjust the FF&E pursuant to requests of the Mortgage lender or Franchisor.

11.2Use of Funds in FF&E Reserve Account

All funds in the FF&E Reserve Account, together with any interest earned thereon and the proceeds of any sale of FF&E (which proceeds shall be deposited in the FF&E Reserve Account) shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget or other capital improvements as approved by Owner.

ARTICLE XII

INSURANCE

12.1Insurance Requirements

Operator shall obtain and maintain throughout the Term the insurance coverage set forth in Exhibit C the cost of which shall be an Operating Expense. Operator shall also obtain, keep in force, and maintain at all times minimum insurance amounts that (a) is property damage coverage for the Hotel on an “open perils” basis (including builder’s risk during any period or periods of time that construction or remodeling is being performed), (b) includes, without limitation, the perils of fire, vandalism, and malicious mischief, flood, seepage and back-up of sewers and drains, sinkhole, loss or damage from sprinklers and from leakage or explosion or cracking of boilers carrying steam, water or gas, pressure vessels or similar apparatus, and (c) is in an amount equal to 100% of the full replacement cost of all improvements to the Hotel, the cost of which shall not be an Operating Expense.

12.2Named Insured Party

All insurance policies shall name Operator as the insured party and shall name as additional insured's Owner and such other parties as may be required by the terms of the Major Agreements as appropriate. Owner understands that coverage afforded the Owner as an additional insured is solely for liability arising out of Operator's activities performed by Owner by or on behalf of Operator and that it may be necessary for Owner to purchase separate policies to cover Owner activities not performed by or on behalf of Operator. In the event that Owner shall obtain any such insurance other than through the program established by Operator, such insurance policy shall name Operator as an additional named insured party.

12.3Form of Insurance

All insurance policies shall be in such form and with such companies as shall be reasonably satisfactory to Owner and provided Owner has given Operator detailed written notice of such requirements, shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policies which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Operator and reasonably approved in advance by Owner and paid out of the Operating Account, or if the funds therein are insufficient, by Owner, upon demand therefore by Operator.

12.4Cancellation and Modification of Insurance

All insurance policies shall specify that they cannot be canceled or modified on less than thirty (30) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Operator has been advised in writing of such period).

12.5No Subrogation Rights

All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Operator, any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial assigns. Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 12.5, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.

12.6Insurance Proceeds

The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Operating Account to the extent of Owner's interest therein unless otherwise required by the terms of a Major Agreement.

12.7Payment for Insurance

Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XII out of the Operating Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same.

ARTICLE XIII

SPECIAL TERMINATION EVENTS

13.1Performance Test

If, in each of any two (2) consecutive complete Fiscal Years during the Term, both of the following occurs: (a) the RevPAR index for each Fiscal Year (as determined by data from STR for a competitive set of hotels mutually agreed upon by Operator and Owner) shall be less than one hundred percent (100%) based upon the trailing 12 months; and also (b) the Gross Operating Profit for each such Fiscal Year as determined in accordance with the annual audit provided for in Section

10.4 shall be less than Twenty (20%) of the amount in the approved Budgets for each such Fiscal Years, then, upon payment in full of all amounts then due and owing to Operator and the performance in full of all of Owner's obligations to Operator and/or any affiliate of Operator, Owner may terminate this Agreement upon ninety (90) days written notice given to Operator not more than sixty (60) days after Owner's receipt of RevPAR index data and audit for the second consecutive Fiscal Year. Notwithstanding the foregoing, the test under (a) of the preceding sentence will not apply during any year that the Hotel undergoes any material renovation and for twelve (12) months following the completion of such renovation. If Owner elects to terminate this Agreement pursuant to this Section 13.1, Operator may elect, by written notice given to Owner within thirty (30) days after the giving of Owner's termination notice, to make an advance (the "Cure Payment") to Owner in an amount equal to the amount by which Gross Operating Profit for the second of the two Fiscal Year years in such two consecutive Fiscal Year period is less than the approved Budget for such Fiscal Year (the "Base Level"). If Operator makes the Cure Payment within thirty (30) days after Operator receives the foregoing termination notice, then this Agreement shall remain in full force and effect notwithstanding Owner's election to terminate and, for the purpose of applying this Section 13.1 to future Fiscal Years within the Term, Gross Operating Profit for the calendar year for which Operator made a Cure Payment shall be deemed to be greater than One Hundred Ten Percent (110%) of approved Budget for such Fiscal year.

ARTICLE XIV

DAMAGE OR DESTRUCTION; CONDEMNATION

14.1Fire or Casualty

If the Hotel is damaged by fire or other casualty, Operator shall promptly, but in no event wait more than twenty-four (24) hours to, notify Owner. This Agreement shall remain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty (30) days prior notice to the other party if (a) Owner shall elect to close the Hotel permanently as a result of such casualty (except on a temporary basis for repair or restoration) or

(b)Owner shall determine in good faith not to proceed with the restoration of the Hotel and provided further that Operator may terminate this Agreement upon sixty (60) days prior notice to Owner if twenty percent (20%) or more of the rooms in the Hotel are unavailable for rental for a period of sixty (60) days or longer as a result of such casualty.

14.2Condemnation

If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Owner or Operator learns that any such proceeding may be commenced, such party shall promptly, but in no event wait more than twenty-four (24) hours to, notify the other party promptly upon receipt of written notice thereof. Either party may terminate this Agreement on sixty (60) days' notice to the other party if (1) all or substantially all of the Hotel is taken through condemnation or (2) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a hotel consistent with the requirements of the hotel franchise agreement then in effect with respect to the Hotel.

14.3Miscellaneous

Any condemnation award or similar compensation shall be the property of Owner, provided that, subject to the provisions of any first mortgage or deed of trust loan encumbering the Hotel, Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation. Upon any termination of the Agreement under this Article XV, Operator shall be entitled to receive the Termination Fee provided in Article XVII.

ARTICLE XV

EVENTS OF DEFAULT

15.1Listing of Defaults

The following shall constitute an event of default under this Agreement:

A.If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, or Owner fails to fund the Operating Account as required under this Agreement, and such default continues for a period of ten

(10) days after written notice is delivered indicating that such payment was not paid (or, with respect to a non-recurring payment under this Agreement (e.g., excluding payments of Base Fees, Incentive Fees and Centralized Services Fees), such default continues for a period of ten (10) days after written notice is delivered indicating that such payment was due and not paid);

B.If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default; provided, however, in no event shall the cure period with respect to such obligation exceed sixty (60) days;

C.If either party shall (i) make an assignment for the benefit of creditors,

(ii) institute any proceedings seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets, or (iv) consent to the institution against it of any such proceeding by any other person or entity (an "Involuntary Proceeding"); or

D.If an Involuntary Proceeding shall be commenced against the other party and shall remain undismissed for a period of thirty (30) days.

E.If within thirty (30) days after receiving Operator's written request, Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to the Hotel which Operator determines in its reasonable judgment are necessary

(i)to protect the Hotel, Owner and/or Operator from innkeeper liability exposure,

(ii)to ensure material compliance with any applicable code requirements pertaining to life safety systems requirements, or (iii) to ensure material compliance with any of the Major Agreements or any applicable state, local or federal employment law, including without limitation the Americans with Disabilities Act.

15.2Termination Rights

If any event of default shall occur and not be cured within the applicable cure period set forth in this Agreement, the non-defaulting party may terminate this Agreement immediately upon delivering written notice to the defaulting party (or such longer period as is specified in the written termination notice delivered by the non-defaulting party to the defaulting party).

15.3Non-Exclusive Remedy

The right of termination set forth in Section 15.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

15.4Force Majeure

Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other cause beyond the control of such party (which shall not include the inability of such party to meet its financial obligations or in any event apply to the payment of any amounts due to either party under this Agreement) (collectively, "Force Majeure Events").

15.5Waiver of Certain Claims

Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages, special or exemplary damages.

ARTICLE XVI

TERMINATION

16.1Termination Fee

Upon any termination of this Agreement by Operator pursuant to Section 15.1A, B or E, or by Owner or Operator pursuant to Section 13.1 or Article XV (an "Early Termination"), Owner shall, in addition to any other rights or remedies that may be available to Operator, pay to Operator the Termination Fee. Any Termination Fee due from Owner to Operator shall be payable within thirty (30) days of termination of this Agreement. The calculation of the Termination Fee is set forth herein. If there is a dispute between Owner and Operator as to the amount of the Termination Fee, this Agreement shall nonetheless terminate, Owner shall pay to Operator the amount that is not in dispute and shall deposit the disputed portion in an escrow satisfactory to Owner and Operator with interest on the amount in escrow to be allocated in proportion to the manner in which the escrow fund is ultimately allocated, and the parties shall thereafter resolve the amount of the Termination Fee.

(a)If the Termination Date occurs during the first year of the Initial Term then the Termination Fee is $400,000;

(b)If the Termination Date occurs during the second year of the Initial Term then the Termination Fee is $300,000;

(c)If the Termination Date occurs during the third year of the Initial Term then the Termination Fee is $200,000;

(d)If the Termination Date occurs during the fourth year of the Initial Term then the Termination Fee is $100,000;

(e)If the Termination Date occurs during the fifth year of the Initial Term or any Renewal Term, then the Termination Fee is waived;

16.2Waiver of Termination in Event of Sale.

In the event the Owner sells the Hotel to an unrelated third party before the fourth anniversary of the Contract Commencement date, and either (i) assigns to new owner this agreement, or (ii) termination of this agreement is contemporaneous the execution of a continuing management agreement for Operator on substantially similar terms to this Agreement, then Operator shall waive any such fees contemplated under this Agreement. In the event the Owner sells the Hotel to an unrelated third party before the fourth anniversary of the Contract Commencement date, and neither (i) assigns to new owner this agreement, or (ii) termination of this agreement is contemporaneous the execution of a continuing management agreement for Operator on substantially similar terms to this Agreement, then the Termination Fee payable to Operator shall be discounted to $50,000.

16.3Prior Commitments to Customers

Upon termination of this Agreement for any reason, Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel banquet or other group services made by Operator in the ordinary and normal course of business, absent any gross negligence or willful misconduct, for dates subsequent to the date of termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after the date of termination of this Agreement.

16.4Transition of Management

Upon any termination or expiration of this Agreement for any reason whatsoever, Owner expressly agrees that Operator may remove any of its documents which are proprietary to Operator (including, without limitation, manuals, employee files, software programs, stored data, and internal correspondence of a proprietary nature) but specifically excluding financial records, documents, guest logs, correspondence or other materials proprietary to the Hotel. Owner shall have the right to make copies of all re-hired employee files and other non-proprietary files and information relating to management of the Hotel upon request, and any actions required by such request will not be unreasonably withheld, conditioned or delayed. Operator shall have the right to retain copies of all financial records, documents, guest logs, correspondence or other materials proprietary to the Hotel upon request, and any actions required by such request will not be unreasonably withheld, conditioned or delayed. Upon such termination or expiration, within twenty (20) days of billing thereof, Owner shall pay to Operator, in addition to any other amounts due pursuant to this Agreement (i) Operator's reasonable out-of-pocket costs incurred by reason of request by Owner for assistance after termination of this Agreement and not otherwise reasonably expected of Operator in the orderly termination of its operations at the Hotel, (ii) any unpaid fees and other charges and reimbursements due Operator hereunder, and (iii) to the extent reasonable and consistent with Operator's standard practices and industry standards, termination-related employee expenses, including payments of accrued and earned sick and vacation time, pension, bonus and other termination payments due to employees.

16.5WARN Act Liability

Owner acknowledges that Operator or its Affiliates or the PEO employer of Hotel employees may have an obligation under applicable law (including the WARN Act) to give advance notice to Hotel personnel of any termination of employment and that failure to comply with such notification obligation might give rise to certain liabilities under applicable law. Accordingly, notwithstanding anything to the contrary in this Agreement, the effective date of termination may, at Operator's discretion, be extended to permit Operator to comply with all time periods under applicable law (including the WARN Act) if any, unless Owner agrees in writing to defend, indemnify and hold harmless Operator and its Affiliates from and against all claims (including lost compensation, fines, penalties and attorneys' fees and expenses) incurred by Operator or its Affiliates or the PEO employer of Hotel employees, arising thereunder as a result of such termination.

ARTICLE XVII

ASSIGNMENT

17.1Assignment by Operator

Operator shall not assign or pledge this Agreement without the prior consent of Owner. (a) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator's general partner, managing member or parent corporation; or (b) the purchaser of all or substantially all of the hotel management business of Operator or Operator's general partner, managing member or parent corporation. Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Base Fee, Incentive Fee or any other amounts received by Operator under this Agreement to any lender as collateral security for debt of Operator and/or Operator's affiliates, assuming such pledge is in compliance with the USA Patriot Act.

17.2Assignment by Owner

Owner shall not assign this Agreement without the prior consent of Operator, provided that Owner may assign this Agreement without Operator's consent to any person or entity acquiring Owner's fee interest in the Hotel as of the effective date of such acquisition if such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner's obligations under this Agreement from and after the effective date of such assignment any such assignment will not result in a transfer or termination fee. Owner shall have the right to assign this Agreement to any Qualified Lender (as defined in Section 21.8 below) as collateral security for any Qualified Loan (as defined in Section 21.8 below).

17.3Effect of Assignment

Upon any permitted assignment of this Agreement except for an assignment as collateral security to a Qualified Lender and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.

ARTICLE XVIII

NOTICES

18.1Requirement for Notice

Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by nationally- recognized overnight courier, receipt confirmed, addressed if to:

Owner:LF3 TRS, LLC

1635 43rd Street South Suite 205

Fargo, ND 85103

Attn:Linzey Erickson

With a Copy to:durellaw, PLC

2815 Michigan Ave NE Suite C

Grand Rapids, MI 49506 Attn:John H. Faris

Operator:Springwood Hospitality Management 3, LLC 146 Pine Grove Circle

York PA 17403

Attn:Justin Shelton

With a Copy to:Springwood Hospitality LLC

146 Pine Grove Circle York PA 17403

Attn:David Hogg

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 18.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, or (b) on the date received if it shall have been given to a nationally-recognized overnight courier service.

ARTICLE XIX

ESTOPPELS

19.1Confirmation of Agreement

Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) business days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require, and if either party refuses or fails to respond to such request, then the requesting party may charge $500 for every day delayed.

ARTICLE XX

INDEMNIFICATION

20.1Indemnity of Operator

Operator hereby agrees to indemnify, defend and hold Owner (and Owner's agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) that may be incurred by or asserted against any such party and that arise from or in connection with (a) the fraud, willful misconduct or gross negligence of the General Manager and/or any off-site employees of Operator, (b) the breach by Operator of any provision of this Agreement, or (c) any action taken by Operator which is beyond the scope of Operator's authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party, which might evoke such indemnification. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

20.2Indemnity of Owner

Except as provided in Section 20.1, Owner hereby agrees to indemnify, defend and hold Operator (and Operator's agent, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, cost and expenses (including, but not limited to, reasonable attorney's fees and expenses) that may be incurred by or asserted against such party and that arise from or in connection with the fraud, willful misconduct or gross negligence of Owner. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party, which might evoke such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

20.3Employment Claims

Supplementing the provisions of Section 20.1 and 20.2, if any claim shall be made against Owner and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an "Employment Claim"), the Employment Claim shall fall within Operator's indemnification obligations under Section 20.1 only if it is based upon the willful misconduct or gross negligence of the General Manager of the Hotel and/or Operator's off-site employees.

20.4Procedure for Indemnity

If any action, lawsuit or other proceeding shall be brought against any party (the "Indemnified Party") hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the party required to provide indemnification hereunder (the "Obligor") in writing thereof and Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel selected by Obligor), such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilty or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses actually incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, the Indemnified Party shall have the right, at the expense of the Indemnified Party, to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action for which it is indemnified hereunder on behalf of itself only (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) with the prior written consent of Obligor, which consent shall not be unreasonably withheld or delayed (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith to be appropriate so long as the Indemnified Party remains adequately protected at all times). In the even the Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder, the Indemnified Party may, at Obligor's expense and without limiting Obligor's liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefore. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Operating Account and deduct such charges from any amounts due Owner, or add such charges to any amounts due Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due Operator under this Agreement.

20.5Survival Beyond Termination

The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

ARTICLE XXI MISCELLANEOUS

21.1Binding and Enforceable Agreement

Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

21.2Transactions with Affiliates

Operator may engage one or more of its affiliates or other related parties to furnish goods or services to Hotel, provided, however, that the terms of any such arrangement, when taken as a whole, shall not be materially less favorable to the Hotel than the prevailing terms of similar such arrangements obtainable on a commercially reasonable basis from unrelated parties in the area of Hotel. Operator shall promptly notify Owner of any such engagement of Operator's affiliates to the extent such engagement and affiliations are not included in the applicable Budgets.

21.3Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matters hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by the Operator.

21.4Headings

The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

21.5Waiver

A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions of any future occasion.

21.6Binding Agreement

This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

21.7Choice of Law

This Agreement shall be construed, both as to its validity and as to the performance of the parties in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws.

21.8Qualified Loans

Excluding Operator's right to receive payment of the Base Fee, Incentive Fee (to the extent accrued), Centralized Service Fees and reimbursement and other amounts due to Operator pursuant to this Agreement, each of which as contemplated in accordance with approved Budgets, Operator agrees to subordinate this Agreement to the lien of any Qualified Loan which now or hereafter encumber the Hotel; provided, however, Operator shall have the right to condition such subordination on its receipt of a commercially reasonable form of non-disturbance agreement from a Qualified Lender (as hereafter defined). The term "Qualified Loan" means (i) any loan from a Qualified Lender secured by a mortgage or deed of trust encumbering the Hotel or all of any part of Owner's interest therein, and (ii) all amendments, modifications, supplements and extensions of any such mortgage or deed of trust. The term "Qualified Lender" means any recognized third party institutional lender such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company and other similar lending institution that is a holder of a Qualified Loan.

21.9Jurisdiction

The laws of the Commonwealth of Pennsylvania shall govern the interpretation, validity, performance, and enforcement of this Agreement. Any litigation relating to matters arising under, in connection with or with respect to this Agreement shall be brought by Owner or Operator in a court for the county of the state in which the Hotel is located or in the federal district court for the district where the Hotel is located. Owner and Operator hereby consent to the jurisdiction of such courts and waive any defense that such courts lack venue with respect to such proceeding.

This Section 21.9 shall survive the expiration or termination of this Agreement.

21.10No Guarantee of Operating Results

Owner acknowledges that (a) all budgets and financial projections, prepared by Operator or its Affiliates prior to the Commencement Date or under this Agreement, are intended to assist in operating the Hotel, but are not to be relied on by Owner or any third party as to the accuracy of the information or the results predicted therein, and (b) Operator does not guarantee the accuracy of the information nor the results of in such budgets and projections. Accordingly, Owner agrees that (i) neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third party for any divergence between such budgets and projections and actual operating results achieved, (ii) the failure of the Hotel to achieve any forecasted Total Revenue in the Budgets or shall not constitute a default by Operator or give Owner the right to terminate this Agreement, and

(i)if Owner provides any such budgets or projections to a third party, Owner shall advise such third party in writing of the substance of the disclaimer of liability set forth in this Section 21.10.

21.11Oversight of Renovation Services

Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Operator with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Hotel (including, if applicable, the property improvement plan or any capital expenditure) (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Hotel and Owner's compliance with its obligations under this Agreement, and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, and (ii) there are no defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (c) the plans, specifications, construction and installation work will comply with all applicable laws (including the American with Disabilities Act or similar laws or regulations governing public accommodations for individuals with disabilities). Accordingly, Owner agrees that neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third party for any (1) errors in the plans and specifications,

(2) defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (3) non-compliance with any engineering and structural design standards or applicable laws.

21.12Operating Funds

Operator's obligations under this Agreement are subject in all respects to the availability of sufficient funds from the operation of the Hotel, or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of operating the Hotel shall be payable out of funds from the operation of the Hotel, or which are otherwise provided by Owner. In no event shall Operator be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Hotel. Operator is not, and never shall be, liable to any creditor of Owner or its subsidiaries or affiliates for any debt incurred by Operator which was incurred in furtherance of Operator's services hereunder for the Hotel. Owner agrees, unless Operator exceeds the scope of its authority and must indemnify Seller pursuant to Section 20.1, to indemnify and hold Operator harmless from and against any and all such claims of creditors and against all costs, charges and expenses (including attorney's fees and expenses) incurred or sustained by Operator in connection with any action, suit or proceeding to which it may be made a party by any creditor of Owner or with respect to any debt incurred by Operator which was incurred in furtherance of providing the services hereunder for the Hotel (the "Credit Obligation"). In the event that Operator has pledged or used its own credit, or advanced any of its own funds to pay any costs or expenses, for the Hotel, Owner may be required to provide a parent guaranty to guarantee any such Credit Obligation and for repayment of any such extensions of credit by Operator upon thirty (30) days prior written notice from Operator. Accordingly, notwithstanding anything to the contrary in this Agreement, Operator shall be relieved from its obligations to operate the Hotel in accordance with this Agreement whenever and to the extent that Operator is prevented or restricted in any way from doing so by reason of (a) the occurrence of a Force Majeure event, (b) Owner's breach of any term of this Agreement (including Owner's obligation to provide sufficient funds or a parent guaranty as required under this Agreement), or (c) any limitation or restriction in this Agreement on Operator's authority or ability to expend funds in respect of the Hotel. The provisions of this Section 21.12 shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

21.13Consents and Approvals

Owner acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither Operator nor its Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, Owner agrees that neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third person by reason of (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld by Operator, or (b) any delay or failure by Operator to provide any consent, approval or authorization, or advice, assistance, recommendation or direction.

21.14Signature Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required, each of which so executed shall be deemed an original, irrespective of the date of its execution and delivery, and counterparts together shall constitute one and the same instrument. Counterparts delivered by facsimile, email or other electronic means shall be deemed originals for all purposes. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.

21.15Subordination, Non-Disclosure and Attornment

Owner will endeavor to ensure that existing and future mortgagees and lessors provide Operator with commercially reasonable non-disturbance agreements in form and content reasonably acceptable to Operator, which agreements shall if acceptable to future mortgagee and lessors, preclude the termination of this Agreement absent the uncured breach of this Agreement by Operator, and shall further preclude the conveyance or leasing of the Hotel (whether on foreclosure, deed in lieu thereof or otherwise) to any Person to which Owner could not assign this Agreement without Operator's consent. Operator shall negotiate such agreements in good faith, and execution of such agreement shall not be unreasonable delayed.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, Owner and Operator have duly executed this Hotel Management Agreement the day and year first above written.

OWNER:

By: Name: Title:

OPERATOR:

By: Name: Justin Shelton

Title: Manager for Springwood Hospitality Management 3, LLC

EXHIBIT A CENTRALIZED SERVICES

Fees	Amount/ Calculation	Description
Accounting and Financial Services Fee (M3)	Direct pass through from Vendor. Approximately $700 per month	To reimburse Operator for costs related to the integration, support, budgeting, centralized accounting services, and financial reporting associated with the Hotel.
Payroll Service (Inova)	Direct pass through from Vendor. Based on employee census, $9 per month	To reimburse Operator for payroll management.
Revenue Management (Springwood)	$900 for select service and $1,100 for Extended Stay monthly	To reimburse Operator for Revenue Management.
Sales support (Springwood)	$1,200 for select service and $1,500 for Extended Stay monthly	To reimburse Operator for Sales support to the properties.
Corporate Facilities Management (Springwood)	$500 a month.	To reimburse Operator for Corporate Facilities Management.
Property Operations and Maintenance System (Quore)	Direct pass through from Vendor. $175 a month	To reimburse Operator for electronic operating system and maintenance system.
Texting Guest service program (Kipsu)	Direct pass through from Vendor. $150 a month	To reimburse Operator for texting based system for guest service.

*This is not meant to be a complete list of items, but is meant to identify the larger monetary items that are already included in the current expenses for the properties. Most are direct pass-through charges that are subject to price fluctuations from 3rd party vendors.

EXHIBIT B

EBITDA Projections; Calculation of Incentive Fee GROSS OPERATING PROJECTIONS (Attached)

Calculation of Incentive Fee Example:

Projected Gross Operating Profit$100,000 ($25,000 per quarter) Actual Gross Operating Profit$25,000 in Quarter 1

$35,000 in Quarter 2

$22,000 in Quarter 3

$50,000 in Quarter 4

Installment payments:10% of Year–to-Date excess of Actual Gross Operating Profit over Projected Gross Operating Profit, less prior installment Gross Operating Profit payments

Quarter 1:$0 = ([$25,000-$25,000] x 10%) – $0

Quarter 2:$1,000 = [($60,000-$50,000] x 10%) - $0

Quarter 3:-$300 = [($82,000-$75,000] x10%) - $1,000

Note: $300 to be deducted from next installment of Base Fee

Quarter 4:$2,500= [($132,000-$100,000] x10%) - $700

Total Incentive Fee:$3,200 = ($132,000-$100,000) x10%)

EXHIBIT C

Insurance Requirements

1.Commercial general liability insurance against claims for bodily injury, including death, personal injury or property damage occurring on, in or about the Hotel, with a combined single limit of not less than One Million Dollars ($1,000,000) for each occurrence, with an annual aggregate (where applicable) of Two Million Dollars ($2,000,000.00).

2.Liquor Liability (dram shop) Insurance (if Liquor is sold) with minimum primary limits of not less than One Million Dollars ($1,000,000) for each occurrence

3.Commercial automobile liability insurance providing coverage on any owned, leased, hired and non-owned vehicles with combined single limits of not less than One Million Dollars ($1,000,000.00) per accident for bodily injury, and property damage.

4.Umbrella and Excess liability umbrella coverage (including excess Liquor Liability (dram shop) Insurance) with limits of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence and Twenty-Five Million Dollars ($25,000,000) in the aggregate.

5.Employment Practices Liability with a combined single limit of not less than One Million Dollars ($1,000,000) for each occurrence covering all employees of the hotel, including 3rd party coverage.

6.Crime Insurance (Fidelity) covering the dishonest act of employees in the amount of not less than $250,000.

7.Workers Compensation Insurance on all Hotel Employees in compliance with applicable statutory requirements with a $500,000 limit under the employer’s liability section.

8.Fidelity insurance, in such amounts and with such deductibles as Operator may deem advisable, covering Operator's employees at the Hotel (other than executive employees of Operator) or in job classifications normally bonded in other hotels it manages in the United States or otherwise required by law;

9.Business interruption insurance covering loss of income for a minimum period of twelve (12) months resulting from interruption of business resulting from physical damage caused by the occurrence of any of the risks affecting the Hotel insured under an "all-risk" policy referred to in Section 12.1(A);

10.If the Hotel is located within an area designated "flood prone" pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as the same may be amended from time to time, flood insurance in such amount as Owner or Owner’s Mortgage lender may reasonably require;

11.Such other or additional insurance as may be (i) required under the provisions of any applicable Major Agreements (provided Operator has been given detailed written notice of such requirements) or (ii) requested by Owner in writing and customarily carried by prudent operators of hotels of having a quality and service level similar to the brand under the Franchise Agreement in the geographic area of the Hotel.

2

EXHIBIT D

Competitive Set

1.As shown on the Star Reports.

2.

3.

4.

5.

EXHIBIT E CERTAIN DEFINITIONS

Affiliate means an entity that controls, is controlled by or under common control with the subject entity. For this purpose, “control” shall mean the ability to direct the operations and policies of an entity, whether by ownership of interests, contract or otherwise.

Agreement means this Hotel Management Agreement.

Base Fee shall have the meaning in Section 10.1. Base Level shall have the meaning in Section 13.1. Budgets shall have the meaning in Section 9.4.

Building shall have the meaning in Section 1.1.

Capital Budget shall have the meaning in Section 9.4.

Centralized Services shall have the meaning given in Section 7.1

Centralized Services Fee shall mean the amount paid for Centralized Services and described in Exhibit A.

Commencement Date shall have the meaning given to it in the introductory paragraph to this Agreement

Early Termination shall have the meaning in Section 16.1. Employment Claim shall have the meaning in Section 20.3. Employment Laws shall have the meaning in Section 5.4.

Employment Policies shall have the meaning in Section 5.5.

Encumbrances shall have the meaning in Section 3.1. Expiration Date shall have the meaning in Section 2.1.

FF&E shall have the meaning in Section 1.1.

FF&E Reserve Account shall have the meaning in Section 8.2.

Fiscal Year shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Term commencing on January 1st (or, with respect to the first year of the Term, the Commencement Date) and ending on December 31st (or, with respect to the last year of the Term, the expiration or earlier termination of the Term) unless Owner and Operator otherwise agree.

Fixed Charges shall mean the cost of the following items to the Hotel or its facilities, which are properly attributable under the Uniform System to the period in question:

(i)Real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E (collectively, "Property Taxes");

(ii)Insurance against physical damage to the Hotel; and

(iii)Payments into the FF&E Reserve Account in accordance with Section 11.1.

Force Majeure Events shall have the meaning in Section 15.4.

GAAP shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

General Manager shall have the meaning in Section 4.4.

Gross Operating Profit for any period shall mean the amount, if any, by which Total Revenues for such period exceed Operating Expenses for such period.

Hotel shall have the meaning given in Recital A to this Agreement.

Hotel Employees shall have the meaning in Section 3.1.

Incentive Fee shall have the meaning in Section 10.2. Indemnified Party shall have the meaning in Section 20.4. Initial Term shall have the meaning in Section 2.1.

Installations shall have the meaning in Section 1.1. Involuntary Proceeding shall have the meaning in Section 15.1. Land shall have the meaning in Section 1.1.

Leases shall have the meaning in Section 3.1.

Major Agreements shall have the meaning in Section 3.1. Monthly Reports shall have the meaning in Section 9.2. Mortgage shall have the meaning in Section 3.1.

Multi-Property Programs shall have the meaning in Section 7.2.

Operating Expenses shall mean all costs and expense of maintaining, conducting and supervising the operation of the Hotel and all of its facilities, which are properly attributable under the Uniform System to the period in question. Operating Expenses shall include, without limitation:

(i)The cost of all Operating Equipment and Operating Supplies;

(ii)Salaries and wages of Hotel personnel, including costs of payroll taxes, employee benefits and severance payments. Except as set forth in Exhibit A (“Centralized Services”), the salaries or wages of off-site employees or offsite executives of Operator shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee or executive of Operator to temporarily perform reasonable and necessary services for a reasonable and necessary period of time at the Hotel of a nature normally performed by Hotel Employees, his or her salary (including payroll taxes and employee benefits) for such period only, as well as his or her traveling expenses, shall be Operating Expenses and reimbursed to Operator by Owner;

(iii)The costs of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(iv)The costs of all non-capital repairs to and maintenance of the Hotel;

(v)Insurance premiums (or allocable portion thereof in the case of blanket policies) for all insurance maintained under Article XIII (other than insurance against physical damage to the Hotel) and losses incurred on any self-insured risks including deductibles;

(vi)All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income and franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes (defined below);

(vii)Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

(viii)All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(ix)All Reimbursable Expenses, which fees and disbursements shall be paid out of the Operating Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidences supporting such charges;

(x)The Base Fee and Centralized Services Fees, as set forth in Exhibit A;

(xi)Periodic payments made in the ordinary course of business under the Franchise Agreement;

(xii)Any other item specified as an Operating Expense in this Agreement; and

(xiii)Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provision of this Agreement.

Operating Expense shall not include:

(i)Amortization and depreciation;

(ii)The making of or the repayment of any loans or any interest thereon;

(iii)The costs of any alterations, additions, or improvements which for Federal income tax purposes must be capitalized and amortized over the life of such alteration, addition, or improvement;

(iv)Payments on account of any equipment lease that is to be capitalized under GAAP;

(v)Payments under any space lease, ground lease, submerged land lease, or easement agreement;

(vi)Payments into or out of the FF&E Reserve Account;

(vii)Payments of Incentive Fees; or

(viii)Any item defined as a Fixed Charge;

(ix)Capital Expenditures.

Network shall have the meaning in Section 7.3.

Non-Renewal Notice shall have the meaning in Section 2.1.

Obligor shall have the meaning in Section 20.4. Operating Account shall have the meaning in Section 8.2. Operating Budget shall have the meaning in Section 9.4.

Operating Equipment shall have the meaning in Section 1.1.

Operating Supplies shall have the meaning in Section 1.1. Operator Rebates shall have the meaning in Section 7.2. PEO shall have the meaning in Section 5.1.

Person shall mean an individual or a partnership, corporation, limited liability company, trust or other entity formed under the laws of any jurisdiction.

Project Management Fee shall have the meaning in Section 10.6. Purchasing Management Fee shall have the meaning in Section 10.7. Qualified Lender shall have the meaning in Section 21.8.

Qualified Loan shall have the meaning in Section 21.8. Reimbursable Expenses shall have the meaning in Section 10.8. Renewal Term shall have the meaning in Section 2.1.

RevPAR means Revenue Per Available Room, as defined by STR, Inc.

Term shall have the meaning in Section 2.1.

Total Revenues shall mean all income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guest and other items deemed "Allowances" under the Uniform System), which are properly attributable under the Uniform System to the period in question. Total Revenues shall include, without limitation, all amounts derived from:

(i)The rentals of rooms, banquet facilities and conference facilities;

(ii)The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations;

(iii)Charges for admittance to or the use of any parking facilities, recreational facilities or any entertainment events at the Hotel; and

(iv)The gross income amount on which the proceeds of business interruption or similar insurance are determined, with respect to any period for which such proceeds are received.

Total Revenues shall not include:

(i)Sales or use taxes or similar government impositions collected by Owner or Operator;

(ii)Tips, service charges and other gratuities received by Hotel Employees;

(iii)Proceeds of insurance, except for those expressly included in Total Revenues;

(iv)Proceeds of the sale or condemnation of the Hotel, any interest therein or any other asset of Owner not sold in the ordinary course of business, or the proceeds of any loans or financing;

(v)Capital contributed by Owner to the Hotel;

(vi)Rental income from any and all building rooftop or antennae leases;

(vii)The receipts of any tenant, license or concessionaire under a Lease; and

(viii)Interest, if any, accrued on the balance of the Operating Account or the FF&E Reserve Account.

Uniform System shall have the meaning in Section 3.1.

WARN Act shall have the meaning in Section 5.2.

Working Capital shall have the meaning in Section 8.1.